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BlackRock Fixed Income Value Opportunities Announces Repurchase Offer

New York, February 14, 2012 – BlackRock Advisors, LLC today announced that the Board of Trustees of BlackRock Fixed Income Value Opportunities (“FIVO” or XFIVX) has approved an offer to repurchase up to 25% of its outstanding shares of beneficial interest (the “Shares”) from shareholders (the “Repurchase Offer”).

The Repurchase Offer is expected to commence on Monday, February 27, 2012 and expire on Tuesday, March 27, 2012.  Pursuant to the Repurchase Offer, FIVO will be offering to purchase up to 25% of its Shares from shareholders at an amount per Share equal to the fund’s net asset value (“NAV”) per Share calculated as of the close of business of the New York Stock Exchange on the expiration date of the Repurchase Offer.

None of FIVO, its investment adviser or its Board of Trustees is making any recommendation to any shareholder as to whether to tender or refrain from tendering Shares in the Repurchase Offer.

The terms and conditions of the Repurchase Offer will be set forth in the documentation distributed to FIVO shareholders.

A copy of the document setting forth the Repurchase Offer, when available, may be obtained from FIVO’s investment adviser, BlackRock Advisers, LLC, or FIVO’s Transfer Agent, BNY Mellon Investment Servicing (US) Inc.  The foregoing reference to the Repurchase Offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in FIVO.

Should you have any questions regarding the Repurchase Offer, please contact your financial advisor or other broker or dealer, or BlackRock Advisors, LLC at 1-800-441-7762.

Additional Information

Investors are urged to read the following documents when filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time, as they will contain important information relating to the Repurchase Offer: (1) the Schedule TO; (2) the Offer to Purchase; (3) the Letter of Transmittal; (4) the documents incorporated by reference into the Schedule TO and the Offer to Purchase filed by FIVO pursuant to the Securities Exchange Act of 1934; and (5) any other documents related to the Repurchase Offer.  Once filed with the SEC, these documents may be obtained at the SEC’s website at www.sec.gov, or from BlackRock Advisers, LLC or the Transfer Agent as noted above.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2011, BlackRock’s AUM was $3.513 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2011, the firm has approximately 10,100 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit BlackRock’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Fund or in the Fund’s net asset value; (2) the relative and absolute investment performance of the Fund and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer

Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Fund or BlackRock, as applicable; (8) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) BlackRock’s success in maintaining secondary market support for the Fund; (11) the impact of BlackRock electing to provide support to its products from time to time; (12) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (13) the ability of BlackRock to integrate the operations of Barclays Global Investors.

The Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC's website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Fund. The information contained on BlackRock’s website is not a part of this press release.

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